Exhibit 99.1

FOR IMMEDIATE RELEASE: GENCOR ANTICIPATES CASH DISTRIBUTION FROM INVESTEES

January 6, 2005- Gencor Industries, Inc., previously announced its 45% interest in Carbontronics LLC and a 25% interest in Carbontronics Fuels LLC and Carbontronics II LLC which produce synthetic fuel. Net income arising from these investments is dependent upon tax credits generated as a result of synthetic fuel production, which is recorded as received. Gencor received distributions of $13.4 million and $1.5 million in fiscal 2003 and 2002, respectively and no distributions in fiscal 2004. Distributions had been suspended pending the results of the recent IRS examination of the partnerships.

Yesterday, Gencor was informed that the IRS had concluded its examination with no material adverse findings. As a result, distributions suspended since August of 2003, are expected to resume. Cash distributions to Gencor of approximately $23 million are anticipated later this month. These distributions are subject to state and Federal income taxes.

Future distributions from these partnerships depend upon the production of these operations continuing to qualify for tax credits under Section 29 of the Internal Revenue Code and the ability to economically produce and market synthetic fuel produced by the plants.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company and its stock. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.